EXHIBIT 23.2

TO:	CYBRA Corporation
One Executive Blvd
Yonkers, NY 10701

Gentlemen:

I herewith approve and consent to the inclusion of the information concerning my appointment to the Company’s Board of Directors under the caption “Directors to be Appointed” in the Company’s Registration Statement on Form SB-2.

By: /s/ Jonathon Rubin
Jonathon Rubin